Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of Tower Bancorp, Inc.:

Names	Jurisdiction of Incorporation	Names Under Which Subsidiary Also Does Business
Graystone Tower Bank	Pennsylvania

Graystone Bank, a division of Graystone Tower Bank

Tower Bank, a division of Graystone Tower Bank

American Home Bank, a division of Graystone Tower Bank

Graystone Wealth Management American Direct Funding

Capital Mortgage Finance

Turks Head Properties, Inc.	Pennsylvania
Turks Head II, LLC	Pennsylvania
First Chester County Capital Trust II	Delaware
First Chester County Capital Trust III	Delaware
First Chester County Capital Trust IV	Delaware
Bankers Re Insurance Group, SPC	Cayman Islands

Subsidiaries of Graystone Tower Bank:

Names	Jurisdiction of Incorporation	Names Under Which Subsidiary Also Does Business
Graystone Mortgage, LLC	Pennsylvania
FNB Insurance Services, LLC	Pennsylvania	First National Financial Advisory Services Pennsylvania
FNB Properties, LLC	Pennsylvania
All American Choice Mortgage, LLC	Delaware
American Bancorp Mortgage, LLC	Delaware

Achieve Independence

Bucks County Lending Group

Center City Agents Mortgage

Cornerstone Financial Mortgage Funding

Independence Mortgage Funding

JP Home Mortgage

Keystone Financial Mortgage

Vision Mortgage Funding

American Eagle Mortgage Funding, LLC	Delaware
American Professional Finance, LLC	Delaware
Apex Home Mortgage Funding, LLC	Delaware
Builders Preferred Mortgage, LLC	Delaware
Builders Resource Funding, LLC	Delaware
Chesapeake Mortgage Funding, LLC	Pennsylvania
Community Residential Mortgage, LLC	Delaware
Dedicated Mortgage Lending, LLC	Delaware
Deltec Financial Services, LLC	Delaware
Homeland Mortgage Lending, LLC	Delaware
Integrity Bancorp Mortgage Company, LLC	Delaware
Preferred Capital Mortgage Services, LLC	Delaware
Preferred Closing Services, LLC	Delaware
Ritz-Craft Home Mortgage, LLC	Delaware
Simplex Industries Mortgage Company, LLC	Delaware
Susquehanna Residential Mortgage, LLC	Delaware